Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228388 on Form S-1 and Registration Statements No. 333-225317, 333-225315 and 333-229088 on Forms S-8 of our report dated June 6, 2019, relating to the financial statements of Perspecta Inc. (formerly the U.S. Public Sector Business of DXC Technology Company) (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the allocations inherent in the preparation of the consolidated combined financial statements), appearing in this Annual Report on Form 10-K of Perspecta Inc. for the year ended March 31, 2019.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
June 6, 2019